UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CNL LIFESTYLE PROPERTIES, INC.

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To: Subject: Please Vote! Liquidation Event For CNL LIFESTYLE PROPERTIES, INC. Special Stockholders Meeting CNL LIFESTYLE PROPERTIES, INC. 2017 Special Meeting March 24, 2017 Important proxy voting material is ready for your action. Three Ways to Vote Now via ProxyVote At the Meeting By Phone 1.800.690.6903 Vote By March 23, 2017 11:59 PM ET Control Number: 0123456789012345 LIQUIDATION EVENT! YOUR PARTICIPATION IS NEEDED! Dear Fellow Stockholder: Last November, we notified you that we entered into an agreement to sell all of CNL Lifestyle Properties’ remaining assets to EPR Properties (NYSE: EPR) and Ski Resort Holdings LLC, and our plan to thereafter liquidate and dissolve the company. As a stockholder, your approval is needed to complete these transactions. If we do not obtain the required votes, we cannot sell the assets, the sale of which we estimate could occur as early as second quarter of 2017, and provide you with liquidating distributions. Our board of directors recommends a vote “FOR” each of the proposals because they believe that this sale and liquidation are in the best interests of our stockholders. As a stockholder, your participation and support are important in making this liquidity event a reality. Please cast your voting instructions today. If you have questions or need assistance, please call our proxy solicitor, Broadridge Investor Communication Solutions, Inc., at 855-325-6668. Thank you for submitting your vote and for your investment in CNL Lifestyle Properties. Important Materials Proxy Statement For holders as of January 18, 2017 (c)1997 - 2017 Broadridge Financial Solutions, Inc. ProxyVote and Broadridge are trademarks of Broadridge Financial Solutions, Inc. CUSIP is a registered trademark of the American Bankers Association. All other registered marks belong to their respective owners. Email Settings | Terms and Conditions | Privacy Statement